2015
EXECUTIVE
SHORT TERM INCENTIVE PLAN (STIP)
CEO and EVP Direct Reports

Compensation Committee Approved Goals February 23, 2015
(Clawback Provision Revised 12/18/14)

Original Plan Adopted January 28, 2010

2015 Executive Short-term Incentive Plan

Objectives
Primary objectives of the executive short-term incentive Plan are to motivate and reward executives for achieving specific Bank, department and individual goals that support the Company’s strategic plan.

Participants
CEO and EVPs are eligible to participate. The participants are recommended by CEO and approved by the Compensation Committee of Berkshire Hills Bancorp, Inc.

Incentive Opportunity
Each participant will have a target incentive opportunity defined as a percentage of base salary. Targets are based on competitive market practice for each role. Targets are reviewed and updated as appropriate in conjunction with regular market reviews.

Tier	Incentive Opportunity (% of Base Salary)
CEO	55%
EVP	40%

Trigger/Gate
Performance below 75% of Core Net Income target will result in the plan not being funded for that year. Once the trigger/gate is achieved, the plan payouts will be determined based on performance measures as defined below.

Performance Measures
Incentive awards paid reflect a combination of the corporate financial performance, strategic plan implementation and individual performance. Corporate financial results and achievement of the strategic business plan funds the incentive awards as follows:

Incentive Target Opportunities for all Participants	x	Corporate Financial Performance Scorecard (0% - 150%)	X	Strategic Plan Multiplier (85% - 115%)	=	Funded Incentive Pool

The Corporate Financial Performance Scorecard result is determined formulaically based on achievement of predefined performance goals. The Strategic Plan multiplier (+/- 15%) will be determined by the Compensation Committee based on its assessment of executives’ achievement of strategic goals during the year. In addition, the Committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues.

Individual performance is measured in a “holistic” approach based on each participant’s individual scorecard, overall achievements and manager discretion.

Once the pool is determined, the individual awards are allocated to reflect individual performance provided total awards do not exceed the Funded Pool and Individual awards do not exceed 200% of target.

The table on the following page shows the Corporate Financial Performance Scorecard measures which will be used to determine the executive incentive pool for 2014. Each corporate performance measure is treated independently and performance between threshold, target and stretch will be interpolated to reward incremental performance. Performance below threshold will result in no award for that component.

2015 Executive Short-term Incentive Plan

BERKSHIRE BANK 2015 CORPORATE FINANCIAL PERFORMANCE SCORECARD
Performance Measure	Definition*	Weight	Threshold (funds 50% of award/pool)	Target (funds 100% of award/pool)	Stretch (funds 150% of award/pool)
			95% of Total Core NI	100% of Total Core NI	105% of Total Core NI
Core Earnings	Total Core Net Income	50%	$52,000,000	$54,700,000	$57,500,000
Expense Management	Annual Core Efficiency Ratio	25%	65%	63%	61%
Asset Quality	Criticized Assets (Tier 1 + ALLL)	25%	32%	30%	28%
X
Strategic Plan Multiplier: The Compensation Committee has the discretion to modify the pool +/- 15% based on the level of achievement of strategic goals. In addition, the Committee will consider and discuss overall risk and can adjust the pool downward to reflect any risk or regulatory issues.

*All financial measures are adjusted to reflect core operations and one time and/or extraordinary items are excluded.

Payout
Awards are calculated based on actual performance at the end of the year. Results of the Corporate Financial Performance Scorecard and Strategic Plan Multiplier will be used to determine the incentive pool funding. Achievement of strategic goals and overall risk are assessed and determined by the Committee.

The Compensation Committee (with input from the CEO for his reports) determines the incentive awards to reflect individual performance based on achievements of individual goals and a holistic assessment of overall performance.

Total awards should not exceed the pool and individual awards should not exceed 200% of the executive’s original target. Payouts will be made in cash within 75 days after the closing of Bank financials each year.

2015 Executive Short-term Incentive Plan

EXAMPLE

For the illustration, we assume an executive with $100k target incentive opportunity.

1.
The first step will evaluate performance based on the Corporate Scorecard and Strategic Plan achievement. The result of the Corporate Scorecard and Strategic Plan Modifier determines the pool of incentives available for distribution to all executives.

In the illustration below the funding is calculated as:

•	Core Net Income (50% x 100% performance) + Efficiency Ratio (25% x 115%) + Criticized Assets (25% x130%) = 111.25% funding for Corporate Financial Performance.

Upon the Committee’s review of strategic plan achievements and in consideration of overall risk, a Strategic Plan Multiplier is determined to be 108%.

As a result, he total funding of the incentive pool is 111.25% x 108% = 120%.

Corporate Financial Performance Scorecard					x	Strategic Plan Multiplier	=	120% Total Incentive Pool
Performance Measure	Performance Goal	Weight	Actual Performance	Pool Allocation
Total Core Net Income	TBD	50%	Target	100%		Upon the Committee’s evaluation of strategic goals achievement and overall risk (85% - 115%)
Annual Core Efficiency Ratio	TBD	25%	Above target	115%
Criticized Assets (Tier 1 + ALLL)	TBD	25%	Stretch	130%
TOTAL		100%	111.25%			108%

The pool is the sum of all the total incentives for the top executives.

2.
Individual performance is considered to determine the actual award. Individual performance can adjust the incentive award up or down, although total awards cannot exceed the pool and no single award should exceed 200% of target (e.g. $200k for our example).

•	If the executive did not meet all goals, the award may be less than target.

•	If the executive exceeded all goals, the award may be higher than target.

•	The executive’s award cannot exceed $200k (200% of $100,000 target incentive opportunity)

2015 Executive Short-term Incentive Plan

TERMS AND CONDITIONS

Eligibility/Participation
CEO and EVPs are eligible to participate in the Executive Short-Term Incentive Plan (“EIP”). The Compensation Committee of the Board of Directors of Berkshire Hills Bancorp, Inc. (the “Company”) approves participants based on recommendations from the CEO. Participants must be employed or promoted by October 1st of the plan year and actively employed on the payout date to receive an award. In the event that an individual, who is due an incentive payout under the plan terminates their employment with the Bank between January 1, 2015 to the date the incentive is paid, that individual’s incentive will be included in the pool and allocated to other participants of the plan.

Payouts
Once the plan funding is known, actual awards will be determined based on individual performance. Awards are scheduled to be paid no later than March 15 after determining Berkshire’s financial results for the previous year. Payouts are pro-rated based on date of hire or promotion after March 31.

Effective Date
This Plan is effective January 1, 2015 for the performance period of January 1, 2015 to December 31, 2015 and shall continue thereafter until modified by the Compensation Committee. The Plan will be reviewed annually by the Compensation Committee to ensure proper alignment with Berkshire’s objectives. Berkshire’s Compensation Committee retains the right as described below to amend, modify or discontinue the Plan at any time during the specified period. The Plan will remain in effect until earned incentive compensation is paid to participants.

Plan Authorization and Oversight
This Plan is authorized by the Compensation Committee of the Board of Directors. The Committee has the sole authority to interpret the Plan and to make or nullify any rules and procedures, as necessary, for proper administration. Any determination by the Committee and/or Board of Directors will be final and binding. The Compensation Committee may, in its sole discretion, terminate or modify any aspect of the Plan. However, no Plan amendment or termination will adversely affect an outstanding award.

Plan Changes or Discontinuance
Berkshire has developed the Plan on the basis of existing business, market and economic conditions; current philosophy and staff assignments. If substantial changes occur that affect these conditions, philosophy, assignments, or forecasts, Berkshire may add to, amend, modify or discontinue any of the terms or conditions of the Plan at any time. The Compensation Committee may, at its sole discretion, waive, change or amend any of the Plan features as it deems appropriate.

Termination of Employment
If a Plan participant is terminated by the Company or resigns, no incentive award will be paid. (See exception for death, disability and retirement below.)
Death, Disability and Retirement
In the event of Death, Disability and Retirement, the Committee may, in its sole discretion, approve a pro rata payout to such Participant.
Ethics and Interpretation
If there is any ambiguity as to the meaning of any terms or provisions of the Plan or any questions as to the correct interpretation of any information contained therein, the interpretation expressed by the Compensation Committee will be final and binding.

The altering, inflating, and/or inappropriate manipulation of performance/financial results or any other infraction of recognized ethical business standards, will subject a participant to disciplinary action up to and including termination of employment. In addition, any incentive compensation under the Plan to which the participant would otherwise be entitled will be revoked.
Participants who have willfully engaged in any activity, injurious to Berkshire, will upon termination of employment, death, or retirement, forfeit any incentive award or payment earned during the Plan year in which the termination occurred.

2015 Executive Short-term Incentive Plan

Withholding of Taxes
Incentive awards will be subject to applicable federal (including FICA), state and local tax withholding requirements. The Bank shall have the right to deduct from the incentive awards paid in cash or from other wages paid to the participant any federal, state or local taxes required by law to be withheld with respect to such incentive awards. In the case of incentive awards paid in Bank stock, the Bank may require the participant or other person receiving such shares to pay to the Bank the amount of any such taxes that the Bank is required to withhold with respect to such awards, or the Bank may deduct from other wages paid by the Bank the amount of any withholding taxes due with respect to such awards. If the Compensation Committee so permits, a participant may elect to satisfy the Bank’s income tax withholding obligation, with respect to awards paid, in Bank stock by having shares withheld up to an amount that does not exceed the participant’s minimum applicable withholding tax rate for federal (including FICA), state and local tax liabilities. The election must be in a form and manner prescribed by the Compensation Committee.

CLAWBACK POLICY ON RECOUPMENT OF INCENTIVE COMPENSATION
The Compensation Committee (the “Committee”) of the Board of Directors of Berkshire Bank (the “Company”) may, in its sole discretion, subject to the terms of this Policy set forth below and to the extent legally permitted, require the return, repayment or forfeiture of any annual or long-term incentive compensation payment or award made or granted to any current or former Executive Officer during the 3-year period preceding a Triggering Event (as defined below). This Policy is applicable to awards made or granted only after the Effective Date.
A“Triggering Event” is defined as restatement of previously reported financial statements due to the material noncompliance with any financial reporting requirement under the securities laws (a “Restatement”) is filed by the Company with the Securities and Exchange Commission (the “SEC”); or misconduct by an “Executive Officer”.
In the case of a Triggering Event, the amount to be returned, repaid or forfeited shall be limited to the excess of (i) the amount of the Executive Officer’s payment or award for the relevant period which was predicated upon achieving certain financial results that were subsequently the subject of the Restatement, correction or adjustment, over (ii) any lower payment or award that would have been made to the Executive Officer based upon the financial results of the Company contained in the Restatement or corrected or adjusted financial results. If the Triggering Event results from misconduct without a restatement of financial statements, the amount to be repaid or forfeited shall be determined by the Committee and approved by the full Board of Directors,

For purposes of this Policy, (i) the term “Executive Officer” means those persons designated by resolution of the Board of Directors of the Company as executive officers as defined in Rule 3b-7 under the Securities Exchange Act of 1934, as amended, and (ii) “Misconduct” means fraud, commission of a felony, material violation of any written agreement with or policies of the Company, or any other material breach of fiduciary duty injurious to the Company.

The Committee shall make all determinations regarding the application and operation of this Policy in its sole discretion, and all such determinations shall be final and binding for purposes of the application of this Policy. Notwithstanding the foregoing, the Committee may amend or change the terms of this Policy at any time for any reason, including as required to comply with the rules of the SEC and the New York Stock Exchange implementing Section 954 of the Dodd-Frank Wall Street Reform and Consumer Protection Act. Further, the exercise by the Committee of any rights pursuant to this Policy shall be without prejudice to any other rights that the Company or the Committee may have with respect to any Executive Officer subject to this Policy.

Risk
In order to help insure the Company's safety and soundness, the committee reserves the right to modify or adjust payments to reflect material regulatory findings and/or asset quality deterioration. A portion of the company's strategic plan modifier concerns asset quality soundness. A review/comparison of the company's asset quality results vs. trends, tolerance level ranges and the peer group will be provided to the committee prior to payout.

Miscellaneous
The Plan will not be deemed to give any participant the right to be retained in the employ of Berkshire, nor will the Plan interfere with the right of Berkshire to discharge any participant at any time.

In the absence of an authorized, written employment contract, the relationship between executives and Berkshire is one of at-will employment. The Plan does not alter the relationship.
The Plan and the transactions and payouts hereunder shall, in all respect, be governed by, and construed and enforced in accordance with the laws of the State of Massachusetts.